UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 15, 2005

AMERICAN INTERNATIONAL VENTURES, INC.

(Exact name of Registrant as specified in charter)

       Delaware

          000-30368

22-3489463

(State of Incorporation)    Commission File No.  (I.R.S. Employer ID Number)

6 Glory Lane, Wantage, New Jersey 07461-0326

(Address of principal executive offices)         (Zip Code)

Registrant's telephone number (973) 335-4400

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Item 5.02  Departure of Directors or Principal Officers; Election of Directors, Appointment of Principal Officers.

On September 15, 2005, Mr. Steven R. Davis was appointed as the Company’s President and Chief Executive Officer by its Board of Directors. Mr. Davis replaces Myron Goldstein as the Company’s Principal Executive Officer. Mr. Goldstein remains as the Company’s Chairman.

From June 2000 to the present, Mr. Davis has been an independent consultant to the domestic and international mining industry. From March 1999 to May 2000, he was President and Chief Executive Officer of Sun River Mining, Inc. Mr. Davis has approximately 40 years of professional experience in mining exploration having been employed by Homestake Mining Company, ASARCO, and Cordero Mining Company, among other mining exploration companies.

The Company and Mr. Davis have agreed that, Mr. Davis in his capacity as President, will not be a full time employee of the Company. The parties further agreed that Mr. Davis will be paid a monthly fee of $2,000 for which he will devote approximately 30 hours per month on the business affairs of the Company. Additional time spent on Company affairs will be billed at the rate of $50.00 per hour. The Company also granted Mr. Davis stock options to acquire 300,000 shares of common stock of the Company, of which one third of the options vested immediately, one third vest on September 15, 2006, and the remainder vest on September 15, 2007. The options are exercisable at $0.17 per share during a five year term.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American International Ventures, Inc.

/s/ Myron Goldstein                                   September 29, 2005

Myron Goldstein

Chairman

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